Exhibit 10.8

PALOMAR HOLDINGS, INC.

NOTICE OF GRANT OF PERFORMANCE STOCK UNITS

(For U.S. Participants)

Palomar Holdings, Inc. (the “Company”) has granted to the Participant an award (the “Award”) of certain Performance Stock Units pursuant to the Palomar Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows:

Participant:	[NAME]	Employee ID:	[ID #]
Date of Grant:	[DATE- MM/DD/YYYY]
Target Number of Units:	[XXXX- EXAMPLE 1,000] (each a “Unit”), subject to adjustment as provided by the Performance Stock Units Agreement. Each Unit shall be a Performance Share for purposes of the Plan.
Settlement Date:	Except as provided by the Performance Stock Units Agreement, the date on which a Unit becomes a Vested Unit.
Vesting Start Date:	[DATE- MM/DD/YYYY]
Vested Units:

Except as provided in the Performance Stock Units Agreement and provided that the Participant’s Service has not terminated prior to January 1, 2024, the number of Vested Units (disregarding any resulting fractional Unit) will be equal to the Target Number of Units multiplied by the Payout Level determined by the Committee pursuant to the Performance Goals set out in Attachment 1 to this Grant Notice for the one-year Performance Period commencing on January 1, 2021, and ending on December 31, 2021.

Superseding Agreement:	None
Mandatory Sale To Cover Withholding Taxes:

As a condition to acceptance of this Award, to the fullest extent permitted under the Plan, Article 7 of the Performance Stock Units Agreement and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the shares of Stock issued on the settlement of Vested Units and the remittance of the cash proceeds to the Company. The Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld.  The mandatory sale of shares of Stock to cover withholding taxes and tax related items is imposed by the Company on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Performance Stock Units Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. The Participant acknowledges that copies of the Plan, the Performance Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Performance Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

PALOMAR HOLDINGS, INC.		[PARTICIPANT NAME]

By: /s/ Mac Armstrong
Mac Armstrong		Signature
Chief Executive Officer
Date
Address:	7979 Ivanhoe Avenue, Suite 500
	La Jolla, CA 92037	Address

ATTACHMENTS:     Attachment 1 Performance Goals; 2019 Equity Incentive Plan, as amended to the Date of Grant; Performance Stock Units Agreement and Plan Prospectus